Exhibit 99.1

FOR IMMEDIATE RELEASE

Electromed, Inc. Announces Fiscal 2019 Fourth Quarter and Full Year Financial Results

-- Fourth quarter results driven by 10.1% year-over-year growth in home care revenue and operating margin improvement to 17.3% --

New Prague, Minnesota – August 27, 2019 – Electromed, Inc. (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months ended June 30, 2019 (Q4 FY 2019).

Q4 FY 2019 Highlights

●	Net revenue increased 9.3% to $8.6 million from $7.9 million during the three months ended June 30, 2018 (Q4 FY 2018).

●	Operating income grew 17.5% to $1.5 million, from $1.3 million in Q4 FY 2018, notwithstanding the recognition of a refund of a medical device excise tax in the prior year quarter that increased Q4 FY 2018 operating income by $406,000 and higher current year depreciation and amortization expense of $117,000 due to our decision to terminate a lease of office space, requiring us to accelerate the leasehold amortization associated with the property.

●	Net income expanded 13.9% to $1.1 million, or $0.13 per diluted share, from $1.0 million, or $0.11 per diluted share, in Q4 FY 2018.

●	Cash flow from operating activities increased 148.6% to $1.4 million from $0.6 million in Q4 FY 2018.

FY 2019 Highlights

●	Net revenue increased 10.6% to $31.3 million from $28.3 million during the fiscal year ended June 30, 2018 (FY 2018).

●	Operating income grew 6.5% to $2.9 million, from $2.7 million in FY 2018, notwithstanding the recognition of a refund of a medical device excise tax in the prior year that increased FY 2018 operating income by $406,000 and higher current year depreciation and amortization expense of $151,000 due to our decision to terminate a lease of office space, requiring us to accelerate the leasehold amortization associated with the property.

Kathleen Skarvan, President and Chief Executive Officer of Electromed, commented, “In the fourth quarter of fiscal 2019, we delivered record revenue of $8.6 million, driven by a 10.1% year-over-year increase in home care revenue. Moreover, we achieved strong growth in operating income and cash flow from operating activities, reflecting our continuing cost containment efforts and the sales force restructuring we implemented in March 2019. Regarding our emphasis on sales force productivity, this quarter we produced approximately $908,000 of annualized home care revenue per direct field sales employee, exceeding our target range of between $750,000 and $850,000. While quarter to quarter fluctuations in our business can be expected, in fiscal 2020 we are confident about attaining target productivity levels and low double-digit revenue growth.”

Ms. Skarvan continued, “Educating physicians on the value of SmartVest® Airway Clearance therapy for bronchiectasis patients is key to our growth. This quarter BMC Pulmonary Medicine published a first-of-its-kind independent study that concluded early initiation of therapy with SmartVest decreases severe exacerbations, reduces antibiotic use and stabilizes lung function for bronchiectasis patients. This study along with published outcomes studies in Respiratory Therapy in 2016 and 2018 demonstrate the growing body of clinical evidence supporting the use of our SmartVest® Airway Clearance device as a standard of care among individuals with non-Cystic Fibrosis Bronchiectasis. Guided by our patient-centric mission of making life’s important moments possible, one breath at a time, we aim to further penetrate the large and growing bronchiectasis market.”

Q4 FY 2019 Review

Net revenue increased 9.3% to $8.6 million, from $7.9 million in Q4 FY 2018, primarily driven by higher home care revenue. Home care revenue rose 10.1% to $8.0 million from $7.3 million in Q4 FY 2018, primarily due to a higher average allowable due to payor mix as compared to the prior year and greater productivity from the Company’s field sales staff. Field sales employees totaled 40, of which 34 were direct sales, at the end of Q4 FY 2019, compared to 42 at the end of Q3 FY 2019, of which 36 were direct sales, and 50 at the end of Q4 FY 2018 of which 42 were direct sales.

Gross profit increased 8.1% to $6.7 million, or 77.5% of net revenue, from $6.2 million, or 78.4% of net revenue, in Q4 FY 2018. The increase in gross profit resulted primarily from an increase in home care revenue. The decrease in gross profit as a percentage of net revenue was driven by a lower selling price per device in our institutional market.

Operating expenses, which include selling, general and administrative (SG&A) as well as R&D expenses, totaled $5.2 million, or 60.2% of net revenue, compared with $4.9 million, or 62.3% of net revenue, in the same period of the prior year. SG&A expenses increased by $212,000 to $5.1 million from $4.9 million in Q4 FY 2018. The prior year quarter benefited from a refund of a medical device tax that reduced Q4 FY 2018 SG&A expense by $406,000 while the current year included additional depreciation and amortization of $117,000 due to terminating a lease of office space, requiring us to accelerate the leasehold amortization associated with the property. As a percentage of revenue, SG&A expenses improved to 59.0% compared to 61.8%, reflecting ongoing cost-containment efforts. R&D expenses increased to $107,000, from $41,000 in Q4 FY 2018, due to work on an innovative product feature designed to improve patients’ access to treatment adherence data.

Operating income totaled $1.5 million, compared to $1.3 million in Q4 FY 2018.

Net income before income tax expense totaled $1.5 million compared to $1.3 million in Q4 FY 2018.

Net income equaled $1.1 million, or $0.13 per diluted share, compared to $1.0 million, or $0.11 per diluted share, in Q4 FY 2018. In Q4 FY 2019, income tax expense totaled $432,000, compared to $339,000 in the same period of the prior year.

FY 2019 Full Year Summary

For the fiscal year ended June 30, 2019, revenue grew 10.6% to $31.3 million, from $28.3 million in fiscal 2018, driven by a 10.3% increase in home care revenue. Gross margins were 76.2%, compared to 76.9% in the prior fiscal year, while net income was approximately $2.0 million, or $0.23 per diluted share, compared to approximately $1.8 million, or $0.21 per diluted share, in fiscal 2018.

Financial Condition

The Company’s balance sheet at June 30, 2019 included cash of $7.8 million, no debt, working capital of $20.9 million, and shareholders’ equity of $25.7 million.

Conference Call

Management will host a conference call on August 28, 2019 at 8:00 am CT (9:00 am ET) to discuss Q4 FY 2019 financial results and other matters.

Interested parties may participate in the call by dialing:

●	(877) 407-9753 (Domestic)
●	(201) 493-6739 (International)

The conference call will also be accessible via the following link:

https://78449.themediaframe.com/dataconf/productusers/elctr/mediaframe/31950/indexl.html

For those who cannot listen to the live broadcast, an online webcast replay will be available in the Investor Relations section of the Company’s web site at: http://investors.smartvest.com/

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. The Company is headquartered in New Prague, Minnesota and was founded in 1992. Further information about the Company can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “believe,” “estimate,” “expect,” “may,” “plan” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to: the competitive nature of our market; risks associated with expansion into international markets; changes to Medicare, Medicaid, or private insurance reimbursement policies; new drug or pharmaceutical discoveries; changes to health care laws; changes affecting the medical device industry; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; our ability to protect and expand our intellectual property portfolio; our ability to renew our line of credit or obtain additional credit as necessary; our ability to develop new sales channels for our product; and general economic and business conditions, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent reports on Form 10-Q and Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Contacts:

Electromed, Inc.	The Equity Group Inc.
Jeremy Brock, Chief Financial Officer	Kalle Ahl, CFA
(952) 758-9299	(212) 836-9614
investorrelations@electromed.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com

Financial Tables Follow:

Electromed, Inc.

Condensed Balance Sheets

	June 30, 2019	June 30, 2018
Assets
Current Assets
Cash	$7,807,928	$7,455,844
Accounts receivable (net of allowances for doubtful accounts of $45,000)	12,760,042	11,811,308
Contract assets	995,847	776,338
Inventories	2,622,000	2,486,848
Prepaid expenses and other current assets	353,214	757,448
Total current assets	24,539,031	23,287,786
Property and equipment, net	3,604,744	3,091,242
Finite-life intangible assets, net	581,413	649,103
Deferred income taxes	629,000	364,000
Total assets	$29,354,188	$27,392,131

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt	$-	$1,101,043
Accounts payable	586,575	810,644
Accrued compensation	1,404,662	1,269,849
Income taxes payable	288,511	397,390
Warranty reserve	810,000	760,000
Other accrued liabilities	530,454	464,357
Total current liabilities	3,620,202	4,803,283

Commitments and Contingencies

Shareholders’ Equity
Common stock, $0.01 par value; authorized: 13,000,000 shares; 8,408,351 and 8,288,659 issued and outstanding at June 30, 2019 and June 30, 2018, respectively	84,084	82,887
Additional paid-in capital	16,127,826	14,953,103
Retained earnings	9,522,076	7,552,858
Total shareholders’ equity	25,733,986	22,588,848
Total liabilities and shareholders’ equity	$29,354,188	$27,392,131

Electromed, Inc.

Condensed Statements of Operations

	For the Three Months Ended June 30,		For the Twelve Months Ended June 30,
	2019	2018	2019	2018
Net revenues	$8,603,602	$7,872,266	$31,299,750	$28,306,696
Cost of revenues	1,935,289	1,702,546	7,451,806	6,534,084
Gross profit	6,668,313	6,169,720	23,847,944	21,772,612

Operating expenses
Selling, general and administrative	5,076,201	4,864,400	20,446,122	18,808,867
Research and development	106,526	40,641	583,311	251,443
Total operating expenses	5,182,727	4,905,041	21,029,433	19,060,310
Operating income	1,485,586	1,264,679	2,818,511	2,712,302

Interest income, net	33,358	28,296	90,707	19,871
Net income before income taxes	1,518,944	1,292,975	2,909,218	2,732,173

Income tax expense	432,000	339,000	940,000	901,000
Net income	$1,086,944	$953,975	$1,969,218	$1,831,173

Income per share:
Basic	$0.13	$0.12	$0.24	$0.22
Diluted	$0.13	$0.11	$0.23	$0.21

Weighted-average common shares outstanding:
Basic	8,341,684	8,221,437	8,306,338	8,207,365
Diluted	8,615,207	8,578,295	8,631,469	8,620,102

Electromed, Inc.

Condensed Statements of Cash Flows

	Twelve Months Ended June 30,
	2019	2018
Cash Flows From Operating Activities
Net income	$1,969,218	$1,831,173
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	804,587	676,426
Amortization of finite-life intangible assets	120,640	113,601
Amortization of debt issuance costs	1,958	6,351
Share-based compensation expense	924,071	862,674
Deferred taxes	(265,000)	(359,000)
Loss on disposal of property and equipment	11,186	25,990
Loss on disposal of intangible assets	4,840	4,122
Changes in operating assets and liabilities:
Accounts receivable	(948,734)	(1,278,581)
Contract asset	(219,509)	19,047
Inventories	(106,174)	228,988
Prepaid expenses and other assets	404,234	(472,594)
Income tax payable	(108,879)	240,866
Accounts payable and accrued liabilities	(2,564)	543,137
Net cash provided by operating activities	2,589,874	2,442,200

Cash Flows From Investing Activities
Expenditures for property and equipment	(1,330,598)	(526,227)
Proceeds from sales of fixed assets	1,750	-
Expenditures for finite-life intangible assets	(57,790)	(45,550)
Net cash used in investing activities	(1,386,638)	(571,777)

Cash Flows From Financing Activities
Principal payments on long-term debt including capital lease obligations	(1,103,001)	(50,700)
Issuance of common stock upon exercise of options	251,849	62,412
Net cash provided by (used in) financing activities	(851,152)	11,712
Net increase in cash	352,084	1,882,135

Cash
Beginning of period	7,455,844	5,573,709
End of period	$7,807,928	$7,455,844

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